Exhibit 99.1

SYMMETRY HOLDINGS INC. ANNOUNCES CLOSING OF ACQUISITION OF NOVAMERICAN STEEL INC.

New York, NY (November 15, 2007) — Symmetry Holdings Inc. (“Symmetry”) (AMEX: SHJ, SHJ-U, and SHJ-WS) today announced that it has completed its previously announced acquisition of all of the outstanding common stock of Novamerican Steel, Inc. (“Novamerican”), a well-established steel service center, processor and tubing manufacturer in North America. The acquisition was carried out pursuant to an arrangement agreement under a court-approved statutory plan of arrangement governed by the Canada Business Corporations Act. Novamerican’s shareholders received US$56.00 in cash per share (US$585.2 million in cash in the aggregate) for all of the outstanding shares of Novamerican. The acquisition was approved by Symmetry’s stockholders on October 25, 2007 and by Novamerican’s shareholders on October 31, 2007. As part of the completion of the transaction, a wholly-owned, indirect Canadian subsidiary of Symmetry was amalgamated with Novamerican, and the successor corporation is named Novamerican Steel Inc.

Corrado De Gasperis, Symmetry’s CEO, said, “We are pleased to have successfully completed the transactions in full accordance with the plan of arrangement. Novamerican is well suited for the implementation of our operating methodology, The Decalogue, and we are ready to begin implementing our plan.”

Funding for the acquisition purchase price and related expenses was provided as previously announced and included approximately US$112 million of cash held in trust by Symmetry that was raised in its initial public offering in March 2007 and the proceeds from the sale of US$315 million aggregate principal amount of debt securities, US$68 million of borrowings under a US$175 million senior secured asset-based credit facility and the sale of 1,875,000 units of Symmetry to affiliates of Symmetry’s Chairman and Special Advisor, for an aggregate of US$15 million, in a private placement.

In accordance with the arrangement agreement, Novamerican paid a special dividend to Novamerican shareholders immediately prior to the closing of the acquisition, on a pro rata basis, equal to US$1.50 in cash per share (US$15.675 million in cash in the aggregate). Symmetry stockholders who properly exercised their conversion rights will be entitled to receive US$7.84 in cash per share (US$30.3 million in cash in the aggregate) in exchange for their shares of Symmetry common stock.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Symmetry Holdings Inc.

Symmetry is a company initially formed for the specific purpose of acquiring a business in the basic industries sector. Following its acquisition of Novamerican, Symmetry has twenty-two operating locations in Canada and the United States. It processes and distributes carbon steel, stainless steel and aluminum products and operates as an intermediary between primary metal producers and manufacturers that require processed metal, often on a just-in-time delivery basis. Symmetry also produces roll formed steel sections and manufactures heavy equipment parts and accessories. Symmetry's flat rolled processing capabilities include pickling, slitting, blanking, leveling, temper-rolling and cutting-to-length to precise customer specifications. Additionally, Symmetry performs many of these processing services for customers who provide their own steel, referred to in the industry as toll processing. For additional information on Symmetry Holdings Inc., visit its website at http://www.symmetryholdings.com .

Forward-Looking Statements

This press release and any related discussions may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Symmetry, the acquisition described above and its business. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Symmetry’s management, are subject to risks and uncertainties (including those described in Symmetry’s and Novamerican’s public filings with the Securities and Exchange Commission), which could cause actual results, events and circumstances to differ materially from the forward-looking statements. In some cases, one can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. The reader is cautioned not to rely on these forward-looking statements. Symmetry disclaims any obligation to update these forward-looking statements.

Contact:

Karen G. Narwold, General Counsel, 646-429-1540 (office); 917-207-7924 (cell)